CUSIP No. 4503IT 10 4

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
RULE 13d-2(a)

(Amendment No. 12)(1)

ITC DeltaCom, Inc.
(Name of Issuer)

Common Stock, $.01 par value
(Title of Class of Securities)

45031T 10 4
(CUSIP Number)

Welsh, Carson, Anderson & Stowe VIII, L.P. 320 Park Avenue, Suite 2500 New York, New York 10022 Attention: Jonathan M. Rather Tel. (212) 893-9500	Othon Prounis, Esq. Ropes & Gray LLP 1211 Avenue of the Americas New York, New York 10036 Tel. (212) 596-9000
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 8, 2010
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box   __________

(1)      The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 4503IT 10 4

1.	NAME OF REPORTING PERSON: Welsh, Carson, Anderson & Stowe VIII, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2.	(a) [x] CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS ☐ REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) Not applicable
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER -0-
	8.	SHARED VOTING POWER -0-
	9.	SOLE DISPOSITIVE POWER -0-
	10.	SHARED DISPOSITIVE POWER -0-
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES ☐ CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) -0-
14.	TYPE OF REPORTING PERSON PN

CUSIP No. 4503IT 10 4

1.	NAME OF REPORTING PERSON: WCAS VIII Associates, LLC S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2.	(a) [x] CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS ☐ REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) Not applicable
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER -0-
	8.	SHARED VOTING POWER -0-
	9.	SOLE DISPOSITIVE POWER -0-
	10.	SHARED DISPOSITIVE POWER -0-
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES ☐ CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) -0-
14.	TYPE OF REPORTING PERSON CO

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1.	NAME OF REPORTING PERSON: WCAS Capital Partners III, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2.	(a) [x] CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS ☐ REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) Not applicable
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER -0-
	8.	SHARED VOTING POWER -0-
	9.	SOLE DISPOSITIVE POWER -0-
	10.	SHARED DISPOSITIVE POWER -0-
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES ☐ CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) -0-
14.	TYPE OF REPORTING PERSON PN

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1.	NAME OF REPORTING PERSON: WCAS CP III Associates, L.L.C. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2.	(a) [x] CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS ☐ REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) Not applicable
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER -0-
	8.	SHARED VOTING POWER -0-
	9.	SOLE DISPOSITIVE POWER -0-
	10.	SHARED DISPOSITIVE POWER -0-
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES ☐ CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) -0-
14.	TYPE OF REPORTING PERSON CO

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1.	NAME OF REPORTING PERSON: Patrick J. Welsh S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2.	(a) [x] CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS ☐ REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) Not applicable
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER -0-
	8.	SHARED VOTING POWER -0-
	9.	SOLE DISPOSITIVE POWER -0-
	10.	SHARED DISPOSITIVE POWER -0-
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES ☐ CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) -0-
14.	TYPE OF REPORTING PERSON IN

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1.	NAME OF REPORTING PERSON: Russell L. Carson S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2.	(a) [x] CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS ☐ REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) Not applicable
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER -0-
	8.	SHARED VOTING POWER -0-
	9.	SOLE DISPOSITIVE POWER -0-
	10.	SHARED DISPOSITIVE POWER -0-
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES ☐ CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) -0-
14.	TYPE OF REPORTING PERSON IN

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1.	NAME OF REPORTING PERSON: Bruce K. Anderson S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2.	(a) [x] CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS ☐ REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) Not applicable
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER -0-
	8.	SHARED VOTING POWER -0-
	9.	SOLE DISPOSITIVE POWER -0-
	10.	SHARED DISPOSITIVE POWER -0-
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES ☐ CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) -0-
14.	TYPE OF REPORTING PERSON IN

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1.	NAME OF REPORTING PERSON: Thomas E. McInerney S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2.	(a) [x] CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS ☐ REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) Not applicable
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER -0-
	8.	SHARED VOTING POWER -0-
	9.	SOLE DISPOSITIVE POWER -0-
	10.	SHARED DISPOSITIVE POWER -0-
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES ☐ CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) -0-
14.	TYPE OF REPORTING PERSON IN

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1.	NAME OF REPORTING PERSON: Robert A. Minicucci S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2.	(a) [x] CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS ☐ REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) Not applicable
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER -0-
	8.	SHARED VOTING POWER -0-
	9.	SOLE DISPOSITIVE POWER -0-
	10.	SHARED DISPOSITIVE POWER -0-
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES ☐ CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) -0-
14.	TYPE OF REPORTING PERSON IN

CUSIP No. 4503IT 10 4

1.	NAME OF REPORTING PERSON: Anthony J. deNicola S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2.	(a) [x] CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS ☐ REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) Not applicable
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER -0-
	8.	SHARED VOTING POWER -0-
	9.	SOLE DISPOSITIVE POWER -0-
	10.	SHARED DISPOSITIVE POWER -0-
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES ☐ CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) -0-
14.	TYPE OF REPORTING PERSON IN

CUSIP No. 4503IT 10 4

1.	NAME OF REPORTING PERSON: Paul B. Queally S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2.	(a) [x] CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS ☐ REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) Not applicable
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER -0-
	8.	SHARED VOTING POWER -0-
	9.	SOLE DISPOSITIVE POWER -0-
	10.	SHARED DISPOSITIVE POWER -0-
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES ☐ CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) -0-
14.	TYPE OF REPORTING PERSON IN

CUSIP No. 4503IT 10 4

1.	NAME OF REPORTING PERSON: Jonathan M. Rather S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2.	(a) [x] CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS ☐ REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) Not applicable
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER -0-
	8.	SHARED VOTING POWER -0-
	9.	SOLE DISPOSITIVE POWER -0-
	10.	SHARED DISPOSITIVE POWER -0-
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES ☐ CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) -0-
14.	TYPE OF REPORTING PERSON IN

CUSIP No. 4503IT 10 4

1.	NAME OF REPORTING PERSON: D. Scott Mackesy S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2.	(a) [x] CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS ☐ REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) Not applicable
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER -0-
	8.	SHARED VOTING POWER -0-
	9.	SOLE DISPOSITIVE POWER -0-
	10.	SHARED DISPOSITIVE POWER -0-
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES ☐ CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) -0-
14.	TYPE OF REPORTING PERSON IN

CUSIP No. 4503IT 10 4

1.	NAME OF REPORTING PERSON: John D. Clark S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2.	(a) [x] CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS ☐ REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) Not applicable
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER -0-
	8.	SHARED VOTING POWER -0-
	9.	SOLE DISPOSITIVE POWER -0-
	10.	SHARED DISPOSITIVE POWER -0-
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES ☐ CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) -0-
14.	TYPE OF REPORTING PERSON IN

CUSIP No. 4503IT 10 4

1.	NAME OF REPORTING PERSON: Sanjay Swani S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2.	(a) [x] CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS ☐ REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) Not applicable
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER -0-
	8.	SHARED VOTING POWER -0-
	9.	SOLE DISPOSITIVE POWER -0-
	10.	SHARED DISPOSITIVE POWER -0-
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES ☐ CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) -0-
14.	TYPE OF REPORTING PERSON IN

CUSIP No. 4503IT 10 4

Amendment No. 12 to Schedule 13D (FINAL AMENDMENT)

Reference is hereby made to the statement on Schedule 13D filed with the Securities and Exchange Commission (the “Commission”) on November 1, 2002, Amendment No. 1 thereto filed on November 8, 2002, Amendment No. 2 thereto filed on December 18, 2002, Amendment No. 3 thereto filed on December 26, 2002, Amendment No. 4 thereto filed on July 7, 2003, Amendment No. 5 thereto filed on October 14, 2003, Amendment No. 6 thereto filed on September 29, 2004, Amendment No. 7 thereto filed on November 18, 2004, Amendment No. 8 thereto filed on April 6, 2005, Amendment No. 9 thereto filed on June 25, 2007, Amendment No. 10 thereto filed on August 9, 2007and Amendment No. 11 thereto filed on October 7, 2010 (as so amended, the “Schedule 13D”). Terms defined in the Schedule 13D are used herein as so defined.

The Schedule 13D is hereby amended as follows:

Item 4. Purpose of Transaction.

The information in Item 4 is hereby amended and supplemented as follows:

On December 8, 2010, the previously announced acquisition of the Issuer by EarthLink, Inc. (“EarthLink”)
was completed. Pursuant to the Agreement and Plan of Merger among the Issuer, EarthLink and Egypt Merger
Corp., a wholly-owned subsidiary of EarthLink, Egypt Merger Corp. was merged with and into the Issuer (the
“Merger”), with the Issuer surviving as a wholly-owned subsidiary of EarthLink. As a result of the Merger, each outstanding share of Common Stock held by the Reporting Persons was converted into the right to receive $3.00 in cash, and as a result of the completion of the Merger, the Reporting Persons no longer beneficially own any shares of Common Stock.

Item 5.                      Interest in Securities of the Issuer.

Item 5(a) is hereby amended by reference to the information provided on the cover pages to this Amendment No. 12 to Schedule 13D.

Item 5(c) is hereby amended and restated in its entirety to state that as of the date of filing of this Amendment No. 12 to Schedule 13D, none of the Reporting Persons have effected any transactions in the Common Stock within the past 60 days.

Item 5(e) is hereby amended and restated in its entirety to state that the Reporting Persons ceased to be the beneficial owners of more than 5% of the Common Stock on December 8, 2010.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 is hereby amended and supplemented as follows:

The information contained under Item 4 above is incorporated by reference in this Item 6.

CUSIP No. 4503IT 10 4

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 18, 2011

WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
By:	/s/ David Mintz
Attorney-in-Fact
WCAS VIII ASSOCIATES, LLC
By:	/s/ David Mintz
Attorney-in-Fact
WCAS CAPITAL PARTNERS III, L.P.
By:	/s/ David Mintz
Attorney-in-Fact
WCAS CP III ASSOCIATES, L.L.C.
By:	/s/ David Mintz
Attorney-in-Fact
/s/ David Mintz
Attorney-in-Fact/ Patrick J. Welsh
/s/ David Mintz
Attorney-in-Fact/ Russell L. Carson
/s/ David Mintz
Attorney-in-Fact/ Bruce K. Anderson
/s/ David Mintz
Attorney-in-Fact/ Thomas E. McInerney

CUSIP No. 4503IT 10 4

/s/ David Mintz
Attorney-in-Fact/ Robert A. Minicucci
/s/ David Mintz
Attorney-in-Fact/ Anthony J. deNicola
/s/ David Mintz
Attorney-in-Fact/ Paul B. Queally
/s/ David Mintz
Attorney-in-Fact/ Jonathan M. Rather
/s/ David Mintz
Attorney-in-Fact/ D. Scott Mackesy
/s/ David Mintz
Attorney-in-Fact/ John D. Clark
/s/ David Mintz
Attorney-in-Fact/ Sanjay Swani